Exhibit 99.1

News Release

L.B. Foster Reports Fourth Quarter and Full Year 2021 Operating Results
PITTSBURGH, PA, March 1, 2022 – L.B. Foster Company (NASDAQ: FSTR), a global solutions provider of products and services for the rail and infrastructure markets (the "Company"), today reported its 2021 fourth quarter and full year operating results, including the performance highlights below. The Company divested its steel Piling Products division ("Piling") in September 2021, and this release reflects certain adjustments related to Piling, as appropriate.

•Net sales for the 2021 fourth quarter were $113.0 million, a $2.6 million decrease, or 2.3%, from the fourth quarter of 2020. Excluding Piling, net sales1 for the 2021 fourth quarter were $111.3 million, a $9.0 million increase, or 8.8%, over the prior year comparable quarter.

•Gross profit for the 2021 fourth quarter was $19.0 million, a decline of $2.7 million, or 12.2%, from the prior year quarter. Gross profit margin for the 2021 fourth quarter was 16.9%, a 190-basis point reduction from the prior year quarter. Excluding Piling, gross profit1 for the 2021 fourth quarter was $19.1 million, a $0.9 million decrease, or 4.6%, from the prior year quarter. Gross profit margin for the 2021 fourth quarter excluding Piling1 was 17.2%, a 240-basis point reduction from the prior year comparable quarter.

•Selling and administrative expenses for the 2021 fourth quarter were $18.1 million, an $0.8 million increase, or 4.5%, over the prior year quarter. Selling and administrative expenses as a percent of net sales increased to 16.1% compared to 15.0% last year.

•Net loss from continuing operations for the 2021 fourth quarter was $0.4 million, or $0.03 per diluted share, a decrease of $0.24 per diluted share from last year's fourth quarter net income from continuing operations of $2.3 million, or $0.21 per diluted share. Adjusted net loss from continuing operations1 was $0.4 million, or $0.03 per diluted share, compared to adjusted net income from continuing operations1 of $2.5 million, or $0.24 per diluted share, for the prior year quarter.

•Adjusted EBITDA from continuing operations1 for the 2021 fourth quarter was $3.2 million, a $3.7 million decrease versus the prior year comparable quarter. Adjusted EBITDA from continuing operations1 for the 2021 fourth quarter excluding Piling1 was $3.5 million, a $2.4 million decrease from the prior year comparable quarter.

•Net operating cash flow in the 2021 fourth quarter totaled $6.0 million, a $1.7 million increase compared to the prior year quarter.

•Total debt as of December 31, 2021 was $31.3 million and net debt1 as of December 31, 2021 was $20.9 million, with net debt declining $16.6 million from December 31, 2020, reflecting the $22.7 million in net proceeds received from the Piling divestiture in 2021. The Company's adjusted net leverage ratio1 was 1.1x as of December 31, 2021, a slight improvement from last year's 1.2x.

•Backlog, adjusted for the divestiture of the Piling business, decreased by $6.0 million, or 2.8%, compared to the prior year quarter.

Change in Segment Reporting
Effective for the quarter and year ended December 31, 2021, the Company reorganized its operating structure to better align the organization with its renewed corporate strategy. As a result of these changes, the Company now has three reporting segments: Rail, Technologies, and Services ("Rail"), Precast Concrete Products ("Precast"), and Steel Products and Measurement.

CEO Comments
John Kasel, President and Chief Executive Officer, commented, "2021 was a challenging yet exciting year for the L.B. Foster team. While many of our commercial end markets began to show signs of recovery, it became clear that our midstream energy businesses were going to continue to face a challenging demand environment. We took the appropriate steps to minimize the impact of this weakness on our operating performance and focused our resources
1 See "Non-GAAP Disclosures" at the end of this press release for a description of and information regarding adjusted net (loss) income, adjusted (loss) earnings per share, adjusted EBITDA, net debt, adjusted net leverage ratio, available funding capacity, adjusted results of operations for Piling divestiture, and related reconciliations to the comparable United States Generally Accepted Accounting Principles financial measures.

on seizing the opportunities developing in the broader infrastructure markets, particularly those served by our Precast Concrete and Rail segments. Although fourth quarter Precast Concrete sales were flat year over year, the backlog increased 50% during 2021, reflecting the strength we are seeing in this market. In addition, Rail, Technologies, and Services sales were up 5.2% in the fourth quarter, with improving volumes in the friction management, contract services, and track monitoring product lines. Like many industrial companies, we were adversely impacted by labor and raw material inflation, as well as supply chain, service partner, and lingering COVID-19 related disruptions during the latter part of the year which adversely impacted our ability to execute on our order book and reduced operating margins. We continue to focus on actions to mitigate higher product input and delivery costs, including increasing prices where possible, and this will continue to be a focus moving into 2022 as many of our commercial contracts are renewed. We are also taking steps to shore up resources needed to stabilize manufacturing and order fulfillment. We expect margins will improve in 2022 as our mitigation actions take hold, although the current operating environment remains challenging."

Mr. Kasel added, "The highlight of 2021 was the creation and unveiling of our renewed enterprise strategy. As outlined during our Investor Day event in December 2021, we are aligned on executing our strategy to transform L.B. Foster by focusing on growth platforms in core markets and transitioning into a technology-focused, infrastructure solutions provider. By establishing growth and returns businesses within our portfolio, we’ve created a clear roadmap to drive shareholder value by focusing investment on scalable core businesses with market headroom for growth and leveraging our differentiated offering. We began executing our strategy by accomplishing one of the key objectives in our playbook: divesting our steel Piling Products business in September 2021. The sale of Piling, a working capital-intensive business that had become commoditized over time, generated $22.7 million in proceeds that were used to pay down our revolving credit facility. These proceeds, coupled with the benefits of the amendment to our credit facility completed in August 2021, provide greater flexibility to fund accretive, bolt-on acquisitions aligned with our strategic roadmap, as well as investments in organic growth initiatives in our core growth businesses. The powerful combination of a renewed strategy and the prospects for significant, multi-year funding of projects and programs in our core rail and infrastructure markets should translate into improving shareholder value in the coming years. Of course, the perseverance of our employees around the world is the key to our future. I want to thank them for their dedication and support as we keep our world moving."

Fourth Quarter Results

•Net sales for the fourth quarter of 2021 were $113.0 million, a $2.6 million decrease, or 2.3%, compared to the prior year quarter primarily due to the sale of Piling in September 2021. Excluding the divested Piling business, net sales1 increased 8.8% over the prior year quarter. Sales in Rail increased by $3.5 million, or 5.2%, driven by our Global Friction Management and Technology Services and Solutions business units. Sales in the Precast segment were down 1.1% due to temporary labor and service partner disruptions. Steel Products and Measurement segment sales decreased by $5.9 million, or 21.1%, from the prior year quarter. Excluding Piling, Steel Products and Measurement segment sales increased by $5.8 million, or 39.9%, over the prior year quarter with increases in both the Fabricated Steel Products and Coatings and Measurement business units.

•Gross profit for the 2021 fourth quarter was $19.0 million, a $2.7 million decrease, or 12.2%, from the prior year quarter. The consolidated gross profit margin of 16.9% decreased by 190 basis points versus last year. Gross profit margin in the Rail segment was 19.6%, a decline of 240 basis points compared to the prior year quarter, with the decline due to unfavorable business mix as well as increased raw material and labor costs and disruptions. Precast gross profit margin was 16.6%, a decrease of 390 basis points from the prior year quarter, with the decline due to higher raw material and labor costs and production disruptions in this year's quarter. Steel Products and Measurement segment gross profit margin was 8.3%, down 140 basis points versus last year, but was up 210 basis points after adjusting for the Piling divestiture1. Operating margins in all three segments were impacted by labor and raw material inflation, as well as supply chain, service partner, and lingering COVID-19 related disruptions.

•Selling and administrative expenses in the fourth quarter increased $0.8 million, or 4.5%, over the prior year quarter, primarily attributable to increases in personnel, incentive, and travel related costs. Selling and administrative expenses as a percent of net sales increased to 16.1%, a 110-basis point increase from the prior year quarter due in part to the sale of the Piling business.

•Net loss from continuing operations for the 2021 fourth quarter was $0.4 million, or $0.03 per diluted share, a $2.6 million reduction, or $0.24 per diluted share, from the prior year quarter. There were no adjustments to net income from continuing operations for the fourth quarter of 2021. Adjusted net income from continuing operations1 was $2.5 million, or $0.24 per diluted share in the prior year quarter.

•Adjusted EBITDA from continuing operations1 for the 2021 fourth quarter was $3.2 million, a 53.2% decrease compared to the prior year quarter. There were no adjustments to EBITDA for the fourth quarter of 2021.

•Net operating cash flow in the 2021 fourth quarter totaled $6.0 million, a $1.7 million increase compared to the prior year quarter. During 2021, the Company reduced its debt $13.8 million to $31.3 million and reduced its net debt1 $16.6 million from $37.5 million to $20.9 million as of December 31, 2021. The Company's adjusted net leverage ratio1 was 1.1x, a slight improvement from 1.2x last year, with total available funding capacity1 of $108.7 million as of December 31, 2021.

•Fourth quarter new orders were $95.2 million, a decrease of $39.2 million from the prior year quarter. Excluding Piling, new orders were $94.8 million, down $20.1 million, or 17.5%, from the prior year quarter. Compared to the prior year quarter, new orders were down $22.5 million in Rail and $0.7 million in Steel Products and Measurement, excluding Piling. These declines were partially offset by a $3.1 million increase in Precast segment orders. The Company's backlog was $210.2 million as of December 31, 2021, down $6.0 million in 2021, excluding Piling from the prior year.

Full Year Results

•Net sales for the year ended December 31, 2021 were $513.6 million, a $16.2 million increase, or 3.3%, compared to prior year. The sales increase was attributable to the Rail and Precast segments, which increased 8.4% and 12.1%, respectively, over the prior year, partially offset by a 9.4% reduction in the Steel Products and Measurement segment. Excluding Piling, net sales1 increased by $14.5 million, or 3.3%, for the year ended December 31, 2021 compared to last year.

•Gross profit for the year ended December 31, 2021 was $86.3 million, a $8.7 million decrease, or 9.2%, from prior year. The 16.8% consolidated gross profit margin decreased by 230 basis points compared to prior year, with the decline primarily attributable to the Steel Products and Measurement segment. Rail and Precast gross profit margins were down 90 and 40 basis points, respectively, while Steel Products and Measurement margins were down 640 basis points. Excluding Piling, consolidated gross profit margin1 for 2021 was 17.9%, down 240 basis points versus last year.

•Selling and administrative expenses for the year ended December 31, 2021 increased by $2.4 million, or 3.2%, over the prior year period, primarily driven by increases in personnel, incentive, travel, and professional services costs. Selling and administrative expenses as a percent of net sales remained at 14.8%, consistent with prior year.

•Net income from continuing operations for the year ended December 31, 2021 was $3.5 million, or $0.33 per diluted share, a $22.4 million reduction, or $2.09 per diluted share, from $25.8 million, or $2.42, in the prior year period. Adjusted net income from continuing operations1 for the year ended December 31, 2021 was $1.4 million, or $0.13 per diluted share compared to adjusted net income from continuing operations of $10.5 million, or $0.98 per diluted share, for the prior year period.

•Adjusted EBITDA from continuing operations1 for the year ended December 31, 2021 was $18.7 million, a 41.6% decrease compared to prior year. Adjusted EBITDA from continuing operations excluding Piling1 decreased $12.6 million, or 42.7%, for the year ended December 31, 2021 compared to prior year.

•Operating cash used by continuing operations for the year ended December 31, 2021 was $0.8 million, compared to $20.5 million in operating cash provided by continuing operations in the prior year. The $21.4 million decrease in operating cash flows was primarily driven by lower profitability in the Company's Steel Products and Measurement segment as well as increased working capital needs attributable to improved sales volume.

•New orders for the year ended December 31, 2021 were $508.2 million, a 4.0% decline from prior year. Adjusted for the Piling Products divestiture, new orders were $449.0 million for the year ended December 31, 2021, a $9.4 million decrease, or 2.1%, from prior year. New orders in Precast increased 26.4%, while new orders in Rail and Steel Products and Measurement, adjusted for the Piling Products divestiture, decreased year over year by 5.6% and 14.1%, respectively.

Market and Business Outlook
The Company’s backlog continues to be robust at $210.2 million, although down versus prior year and prior quarter due to lower order rates in Rail, Technologies, and Services and Steel Products and Measurement. The Company is maintaining its optimistic outlook regarding the longer-term trends in its core end markets of freight and transit rail and general infrastructure. While overall quotation activity and demand in these markets continues to improve, they are still below pre-pandemic levels. Consistent with previous expectations, midstream energy markets and related pipeline investment projects remain at depressed levels and are expected to remain so for the foreseeable future. Ongoing cost containment measures in the businesses serving these markets will be critical to minimizing further operating margin deterioration. The present inflationary environment in labor and raw materials continues to pressure margins across the business, and the Company has taken and will continue to take pricing actions where possible to help mitigate such impacts. In addition, the Company continues to take proactive steps to manage disruptions in raw materials, labor, supply chains, service partner resources, and lingering COVID-19 related effects to mitigate their adverse impact on its operations and results as much as possible. While such conditions and the related impacts are expected to improve in 2022, they could persist throughout 2022 and possibility longer. The Company expects that many of its businesses will continue to directly benefit from infrastructure investment activity, including funding benefits from U.S. Infrastructure Investment and Jobs Act passed in November 2021. Additionally, with the proceeds from the Piling business divestiture coupled with the additional flexibility and capacity resulting from the amendment and extension of our credit agreement in August 2021, the Company believes that it has significant resources available to execute on organic and acquisitive growth opportunities in 2022 and beyond.

Fourth Quarter Conference Call
L.B. Foster Company will conduct a conference call and webcast to discuss its fourth quarter 2021 operating results on March 1, 2022 at 11:00 AM ET. The call will be hosted by Mr. John Kasel, President and Chief Executive Officer. Listen via audio and access the slide presentation on the L.B. Foster web site: www.lbfoster.com, under the Investor Relations page. The conference call can also be accessed by dialing 833-614-1392 (U.S. & Canada) or 914-987-7113 (International).

A conference call replay will be available through March 8, 2022. To access the replay, please dial 855-859-2056 (U.S. & Canada) or 404-537-3406 (International) and provide the access code: 2236003. The conference call replay will also be available via webcast through L.B. Foster’s Investor Relations page of the company’s website.

About L.B. Foster Company
Founded in 1902, L.B. Foster Company is a global solutions provider of engineered, manufactured products and services that builds and supports infrastructure. The Company’s innovative engineering and product development solutions address the safety, reliability, and performance needs of its customer's most challenging requirements. The Company maintains locations in North America, South America, Europe, and Asia. For more information, please visit www.lbfoster.com.

Non-GAAP Financial Measures
This press release contains financial measures that are not calculated and presented in accordance with generally accepted accounting principles in the United States ("GAAP"). These non-GAAP financial measures are provided as additional information for investors. The presentation of this additional information is not meant to be considered in isolation or as a substitute for GAAP measures. For definitions of the non-GAAP financial measures used in this press release and reconciliations to the most directly comparable respective GAAP measures, see the “Non-GAAP Disclosures” section below.

Forward-Looking Statements
This release may contain forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Forward-looking statements include any statement that does not directly relate to any historical or current fact. Sentences containing words such as “believe,” “intend,” “plan,” “may,” “expect,” “should,” “could,” “anticipate,” “estimate,” “predict,” “project,” or their negatives, or other similar expressions of a future or forward-looking nature generally should be considered forward-looking statements. Forward-looking statements in this release are based on management's current expectations and assumptions about future events that involve inherent risks and uncertainties and may concern, among other things, L.B. Foster Company’s (the “Company’s”) expectations relating to our strategy, goals, projections, and plans regarding our financial position, liquidity, capital resources, and results of operations and decisions regarding our strategic growth initiatives, market position, and product development. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, and other risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. The Company cautions readers that various factors could cause the actual results of the Company to differ materially from those indicated by forward-looking statements. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Among the factors that could cause the actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties related to: the COVID-19 pandemic, and any future global health crises, and the related social, regulatory, and economic impacts and the response thereto by the Company, our employees, our customers, and national, state, or local governments; volatility in the prices of oil and natural gas and the related impact on the midstream energy markets, which could result in cost mitigation actions, including shutdowns or furlough periods; a continuation or worsening of the adverse economic conditions in the markets we serve, whether as a result of the current COVID-19 pandemic, including its impact on labor markets, supply chains, and other inflationary costs, travel and demand for oil and gas, the continued deterioration in the prices for oil and gas, governmental travel restrictions, project delays, and budget shortfalls, or otherwise; volatility in the global capital markets, including interest rate fluctuations, which could adversely affect our ability to access the capital markets on terms that are favorable to us; restrictions on our ability to draw on our credit agreement, including as a result of any future inability to comply with restrictive covenants contained therein; a continuing decrease in freight or transit rail traffic, including as a result of the COVID-19 pandemic; environmental matters, including any costs associated with any remediation and monitoring; the risk of doing business in international markets, including compliance with anti-corruption and bribery laws, foreign currency fluctuations and inflation, and trade restrictions or embargoes; our ability to effectuate our strategy, including cost reduction initiatives, and our ability to effectively integrate acquired businesses or to divest businesses, such as the recent dispositions of the Piling and IOS Test and Inspection Services businesses and acquisition of the LarKen Precast business and to realize anticipated benefits; costs of and impacts associated with shareholder activism; continued customer restrictions regarding the on-site presence of third party providers due to the COVID-19 pandemic; the timeliness and availability of materials from our major suppliers, including any continuation or worsening of the disruptions in the supply chain experienced as a result of the COVID-19 pandemic, as well as the impact on our access to supplies of customer preferences as to the origin of such supplies, such as customers’ concerns about conflict minerals; labor disputes; cyber-security risks such as data security breaches, malware, ransomware, “hacking,” and identity theft, which could disrupt our business and may result in misuse or misappropriation of confidential or proprietary information, and could result in the disruption or damage to our systems, increased costs and losses, or an adverse effect to our reputation; the continuing effective implementation of an enterprise resource planning system; changes in current accounting estimates and their ultimate outcomes; the adequacy of internal and external sources of funds to meet financing needs, including our ability to negotiate any additional necessary amendments to our credit agreement or the terms of any new credit agreement, and reforms regarding the use of LIBOR as a benchmark for establishing applicable interest rates; the Company’s ability to manage its working capital requirements and indebtedness; domestic and international taxes, including estimates that may impact taxes; domestic and foreign government regulations, including tariffs; economic conditions and regulatory changes caused by the United Kingdom’s exit from the European Union; a lack of state or federal funding for new infrastructure projects; an increase in manufacturing or material costs; the loss of future revenues from current customers; and risks inherent in litigation and the outcome of litigation and product warranty claims. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, actual outcomes could vary materially from those indicated. Significant risks and uncertainties that may affect the operations, performance, and results of the Company’s business and forward-looking statements include, but are not limited to, those set forth under Item 1A, “Risk Factors,” and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2020, or as updated and amended by our other periodic filings with the Securities and Exchange Commission.

The forward-looking statements in this release are made as of the date of this release and we assume no obligation to update or revise any forward-looking statement, whether as a result of new information, future developments, or otherwise, except as required by the federal securities laws.

Investor Relations:
Stephanie Listwak
(412) 928-3417
investors@lbfoster.com

L.B. Foster Company
415 Holiday Drive
Suite 100
Pittsburgh, PA 15220

L.B. FOSTER COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020

	Unaudited		Unaudited
Sales of goods	$98,573	$100,095	$450,241	$421,307
Sales of services	14,392	15,481	63,379	76,104
Total net sales	112,965	115,576	513,620	497,411
Cost of goods sold	81,633	80,769	374,366	344,306
Cost of services sold	12,297	13,122	52,952	58,099
Total cost of sales	93,930	93,891	427,318	402,405
Gross profit	19,035	21,685	86,302	95,006
Selling and administrative expenses	18,146	17,371	75,995	73,644
Amortization expense	1,439	1,458	5,836	5,729
Operating (loss) profit	(550)	2,856	4,471	15,633
Interest expense - net	502	920	2,956	3,761
Other income - net	(324)	(201)	(3,075)	(2,110)
(Loss) income from continuing operations before income taxes	(728)	2,137	4,590	13,982
Income tax (benefit) expense	(375)	(143)	1,119	(11,841)
(Loss) income from continuing operations	(353)	2,280	3,471	25,823
Net loss attributable to noncontrolling interest	(19)	—	(83)	—
(Loss) income from continuing operations attributable to L.B. Foster Company	(334)	2,280	3,554	25,823
Discontinued operations:
(Loss) income from discontinued operations before income taxes	—	(414)	72	(23,979)
Income tax benefit	—	(229)	—	(5,738)
(Loss) income from discontinued operations	—	(185)	72	(18,241)
Net (loss) income	$(334)	$2,095	$3,626	$7,582
Basic (loss) earnings per common share:
From continuing operations	$(0.03)	$0.22	$0.33	$2.45
From discontinued operations	—	(0.02)	0.01	(1.73)
Basic (loss) earnings per common share	$(0.03)	$0.20	$0.34	$0.72
Diluted (loss) earnings per common share:
From continuing operations	$(0.03)	$0.21	$0.33	$2.42
From discontinued operations	—	(0.02)	0.01	(1.71)
Diluted (loss) earnings per common share	$(0.03)	$0.20	$0.34	$0.71
Average number of common shares outstanding - Basic	10,647	10,563	10,623	10,540
Average number of common shares outstanding - Diluted	10,647	10,700	10,752	10,671

L.B. FOSTER COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31, 2021	December 31, 2020
	Unaudited
ASSETS
Current assets:
Cash and cash equivalents	$10,372	$7,564
Accounts receivable - net	55,911	58,298
Contract assets	36,179	37,843
Inventories - net	62,871	78,617
Other current assets	14,146	12,997
Total current assets	179,479	195,319
Property, plant, and equipment - net	58,222	62,085
Operating lease right-of-use assets - net	15,131	16,069
Other assets:
Goodwill	20,152	20,340
Other intangibles - net	31,023	36,897
Deferred tax assets	37,242	38,481
Other assets	1,346	1,204
TOTAL ASSETS	$342,595	$370,395
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$41,411	$54,787
Deferred revenue	13,411	7,144
Accrued payroll and employee benefits	9,517	9,182
Current portion of accrued settlement	8,000	8,000
Current maturities of long-term debt	98	119
Other accrued liabilities	13,757	15,740
Current liabilities of discontinued operations	—	330
Total current liabilities	86,194	95,302
Long-term debt	31,153	44,905
Deferred tax liabilities	3,753	4,085
Long-term portion of accrued settlement	16,000	24,000
Long-term operating lease liabilities	12,279	13,516
Other long-term liabilities	9,606	11,757
Stockholders' equity:
Class A Common Stock	111	111
Paid-in capital	43,272	44,583
Retained earnings	168,733	165,107
Treasury stock	(10,179)	(12,703)
Accumulated other comprehensive loss	(18,845)	(20,268)
Total L.B. Foster Company stockholders’ equity	183,092	176,830
Noncontrolling interest	518	—
Total stockholders’ equity	183,610	176,830
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$342,595	$370,395

Non-GAAP Disclosures

This earnings release discloses adjusted net (loss) income from continuing operations, adjusted diluted (loss) earnings per share ("EPS") from continuing operations, earnings before interest, taxes, depreciation, and amortization ("EBITDA") from continuing operations, adjusted EBITDA from continuing operations, net debt, adjusted net leverage ratio, available funding capacity, and adjustments to continuing operations reflecting the Piling Products divestiture which are non-GAAP financial measures. The Company believes that adjusted net (loss) income from continuing operations is useful to investors as a supplemental way to compare historical periods without regard to various charges that the Company believes are unusual, non-recurring, unpredictable, or non-cash. The Company believes that EBITDA from continuing operations is useful to investors as a supplemental way to evaluate the ongoing operations of the Company’s business since EBITDA may enhance investors’ ability to compare historical periods as it adjusts for the impact of financing methods, tax law and strategy changes, and depreciation and amortization. In addition, EBITDA is a financial measure that management and the Company’s Board of Directors use in their financial and operational decision-making and in the determination of certain compensation programs. Adjusted net (loss) income from continuing operations, adjusted diluted (loss) earnings per share from continuing operations, and adjusted EBITDA from continuing operations adjusts for certain charges to net (loss) income from continuing operations and EBITDA from continuing operations that the Company believes are unusual, non-recurring, unpredictable, or non-cash.

In 2021, the Company made adjustments for the divestiture of its steel Piling Products business. In 2020, the Company made an adjustment for the impact of restructuring activities and site relocation, a non-recurring benefit from a distribution associated with the Company's interest in an unconsolidated partnership, and an income tax benefit related to the 2020 divestiture of the IOS Test and Inspection business. The Company believes the results from continuing operations adjusted to exclude the divested Piling and IOS Test and Inspection businesses are useful to investors to evaluate the results of operations of the Company's ongoing and current business portfolio.

The Company views net debt, which is total debt less cash and cash equivalents, the adjusted net leverage ratio, which is the ratio of net debt to the trailing twelve-month adjusted EBITDA from continuing operations, and available funding capacity, subject to covenant restrictions, as important metrics of the operational and financial health of the organization that are useful to investors as indicators of our ability to incur additional debt and to service our existing debt.

Non-GAAP financial measures are not a substitute for GAAP financial results and should only be considered in conjunction with the Company’s financial information that is presented in accordance with GAAP. Quantitative reconciliations of each of the non-GAAP measures described above are presented below (in thousands, except per share and ratio):

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Adjusted Diluted (Loss) Earnings Per Share From Continuing Operations Reconciliation
Net (loss) income from continuing operations, as reported	$(353)	$2,280	$3,471	$25,823
Gain on the divestiture of Piling Products, net of tax expense of $0, $0, $695, and $0, respectively	—	—	(2,046)	—
Relocation and restructuring costs, net of tax benefits of $0, $90, $0, and $636, respectively	—	258	—	1,909
Distribution from unconsolidated partnership, net of tax expense of $0, $0, $0, and $446, respectively	—	—	—	(1,428)
Income tax benefits resulting from the divestiture of IOS	—	—	—	(15,824)
Adjusted net (loss) income from continuing operations	$(353)	$2,538	$1,425	$10,480
Average number of common shares outstanding - Diluted, as reported	10,647	10,700	10,752	10,671
Diluted (loss) earnings per common share from continuing operations, as reported	$(0.03)	$0.21	$0.33	$2.42
Diluted (loss) earnings per common share from continuing operations, as adjusted	$(0.03)	$0.24	$0.13	$0.98

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Adjusted EBITDA From Continuing Operations Reconciliation
Net (loss) income from continuing operations	$(353)	$2,280	$3,471	$25,823
Interest expense, net	502	920	2,956	3,761
Income tax (benefit) expense	(375)	(143)	1,119	(11,841)
Depreciation expense	2,002	2,012	8,051	7,850
Amortization expense	1,439	1,458	5,836	5,729
Total EBITDA from continuing operations	$3,215	$6,527	$21,433	$31,322
Gain on divestiture of Piling Products	—	—	(2,741)	—
Relocation and restructuring costs	—	348	—	2,545
Proceeds from unconsolidated partnership	—	—	—	(1,874)
Adjusted EBITDA from continuing operations	$3,215	$6,875	$18,692	$31,993

	December 31,
	2021	2020
Net Debt Reconciliation
Total debt	$31,251	$45,024
Less: cash and cash equivalents	(10,372)	(7,564)
Net debt	$20,879	$37,460

	December 31,
	2021	2020
Adjusted Net Leverage Ratio Reconciliation
Net debt	$20,879	$37,460
Adjusted EBITDA	18,692	31,993
Adjusted net leverage ratio	1.1x	1.2x

	December 31, 2021
Available Funding Capacity Reconciliation
Cash and cash equivalents		$10,372
Credit agreement:
Total availability under the credit agreement	$130,000
Outstanding borrowings on revolving credit facility	(31,100)
Letters of credit outstanding	(544)
Net availability under the revolving credit facility		98,356
Total available funding capacity		$108,728

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Adjusted Results Of Continuing Operations For The Piling Divestiture Reconciliation
Net sales, as reported	$112,965	$115,576	$513,620	$497,411
Less: Piling Products net sales	(1,618)	(13,257)	(60,819)	(59,139)
Net sales, as adjusted	$111,347	$102,319	$452,801	$438,272

Gross profit, as reported	$19,035	$21,685	$86,302	$95,006
Less: Piling Products gross profit	110	(1,623)	(5,298)	(6,253)
Gross profit, as adjusted	$19,145	$20,062	$81,004	$88,753

Adjusted EBITDA, as reported	$3,215	$6,875	$18,692	$31,993
Less: Piling Products EBITDA	302	(962)	(1,704)	(2,365)
Adjusted EBITDA, as adjusted	$3,517	$5,913	$16,988	$29,628

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Adjusted Segment Results For The Piling Divestiture Reconciliation
Steel Products and Measurement net sales, as reported	$21,905	$27,762	$142,881	$157,650
Less: Piling Products net sales	(1,618)	(13,257)	(60,819)	(59,139)
Steel Products and Measurement net sales, as adjusted	$20,287	$14,505	$82,062	$98,511

Steel Products and Measurement gross profit, as reported	$1,815	$2,697	$16,562	$28,348
Less: Piling Products gross profit	110	(1,623)	(5,298)	(6,253)
Steel Products and Measurement gross profit, as adjusted	$1,925	$1,074	$11,264	$22,095

Steel Products and Measurement operating (loss) profit, as reported	$(2,260)	$(2,545)	$(2,402)	$7,945
Less: Piling Products operating loss (profit)	302	(871)	(1,704)	(2,152)
Steel Products and Measurement operating (loss) profit, as adjusted	$(1,958)	$(3,416)	$(4,106)	$5,793

	December 31,
	2021	2020
Adjusted Backlog For The Piling Divestiture Reconciliation
Backlog, as reported	$210,189	$248,232
Less: Piling Products backlog	—	(32,042)
Backlog, as adjusted	$210,189	$216,190

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Adjusted Orders For The Piling Divestiture Reconciliation
Orders, as reported	$95,197	$134,416	$508,248	$529,663
Less: Piling Products orders	(390)	(19,479)	(59,288)	(71,261)
Orders, as adjusted	$94,807	$114,937	$448,960	$458,402